UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 2, 2015

SUMMER ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

001-35496	20-2722022
(Commission File Number)	(I.R.S. Employer Identification No.)

800 Bering Drive, Suite 260
Houston, Texas 77057
(Address of principal executive offices)

(713) 375-2790
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02	Unregistered Sales of Equity Securities.

On March 2, 2015, Summer Energy, LLC (the “Borrower”), a wholly owned subsidiary of Summer Energy Holdings, Inc. (“SEH”), entered into a Second Lien Term Loan Agreement (the “Agreement”) with Black Ink Energy, LLC (“BIE”).  Pursuant to the Agreement, BIE agreed to provide a term loan (the “Term Loan”) to the Borrower, and the Borrower agreed to borrow and repay funds loaned by BIE.

The amount of the Term Loan is Three Million Dollars ($3,000,000), and the loan is not revolving in nature.  Pursuant to the Agreement, any amounts prepaid or repaid may not be re-borrowed by the Borrower.  The maturity date of the loan is September 2, 2016.  The Term Loan will bear interest at a rate of 15% per annum, except in the occurrence of an event of default, at which point the default interest rate will be 18%.  Interest is payable in arrears on the last day of each month and on the maturity date of the loan. The Term Loan was not evidenced by a promissory note.

The proceeds of the Term Loan may be used by the Borrower only to repay past due amounts due and owing as of the date of the Agreement under a “Senior Credit Agreement” between the Borrower and DTE Energy Trading, Inc. (“DTE”).

Pursuant to the Agreement, the Borrower has the option to prepay the loan amount in whole by providing prior notice to BIE and by paying a pre-payment premium of Three Hundred Thousand Dollars ($300,000).  Additionally, the Borrower agreed to pay to BIE a facility fee equal to $30,000.

In connection with the Agreement, the Borrower made certain customary representations and warranties, and agreed that while the Term Loan amount remains outstanding, it would not take certain actions, including that it will not incur certain debts (as defined in the Agreement); create, assume, or suffer to exist any lien on any property or asset of the Borrower, except those set forth in the Agreement; consolidate or merge with any other entity; or sell, lease, or transfer all or substantially all of the assets of the Borrower.

In connection with the Agreement, the Borrower and BIE also entered into a Second Lien Security Agreement (the “Security Agreement”), and SEH and BIE entered into a Second Lien Membership Interest Pledge Agreement (the “Pledge Agreement”).  SEH also agreed to issue a warrant (the “Warrant”) to purchase up to 800,000 shares of SEH’s common stock.

Security Agreement

Pursuant to the Security Agreement, the Borrower granted to BIE a second position security interest to the Borrower’s collateral, as more fully defined in the Security Agreement, and which includes receivables, equipment, inventory, letter of credit rights, personal property, other intangibles, and proceeds from any of these, to secure the Borrower’s payment of its obligations under the Term Loan.  The security interest granted to BIE is subordinate to a security interest granted to DTE pursuant to a credit agreement between the Borrower and DTE dated April 1, 2014 (the “DTE Agreement”).

Pledge Agreement

Pursuant to the Pledge Agreement, SEH pledged to BIE a security interest in SEH’s membership interests in the Borrower (constituting 100% ownership of the Borrower), as well as all additional membership interests of Borrower from time to time acquired by SEH, to secure the payment by the Borrower of all obligations to BIE under the Agreement, and any other obligations of the Borrower to BIE under the Agreement, the Security Agreement, or the Pledge Agreement.  SEH’s ownership of the pledged membership interests is subject to a senior security interest and pledge granted to DTE by SEH in connection with the DTE Agreement in 2014.  BIE agreed to terminate the security interest in the pledged collateral, and to return the pledged collateral to SEH, upon the full payment of the obligations owed by the Borrower.

Warrant

In connection with the Agreement and the Term Loan, SEH agreed to issue to BIE a warrant (the “Warrant”) to purchase up to 800,000 shares of SEH’s common stock.  The Warrant has a term of ten (10) years, has an exercise price of $1.50 per share, and is subject to adjustment as set forth in the Warrant.  The Warrant also contains a cashless or net exercise provision, pursuant to which the holder of the Warrant may elect to convert all or a portion of the Warrant without the payment of additional consideration, by receiving a net number of shares calculated pursuant to a formula set forth in the Warrant.  SEH agreed to reserve 120% of the number of shares issuable upon the exercise of the Warrant so long as the Warrant is exercisable and outstanding.  Additionally, SEH agreed to grant to the holder piggyback registration rights.

The Warrant, together with the shares of common stock underlying the Warrant, were and will be issued to BIE without registration under the Securities Act of 1933, as amended (the “1933 Act”), in reliance on Section 4(a)(2) of the 1933 Act and the rules and regulations promulgated thereunder.

The foregoing summaries of the terms and conditions of the Agreement, the Security Agreement, the Pledge Agreement and the Warrant do not purport to be complete, and are qualified in their entirety by reference to the full text of the Agreement, the Security Agreement, the Pledge Agreement and the Warrant attached as exhibits hereto.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description

10.1	Second Lien Term Loan Agreement

10.2	Second Lien Security Agreement

10.3	Second Lien Membership Interest Pledge Agreement

10.4	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 5, 2015

SUMMER ENERGY HOLDINGS, INC.

By: /s/ Jaleea P. George
Jaleea P. George
Chief Financial Officer